Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is between John J. Keane (“Keane”) and Nordson Corporation (“Nordson”). Together, Keane and Nordson are referred to as the “Parties”.

WHEREAS, Keane has been employed as an Executive Vice President of Nordson;

WHEREAS, Nordson believes that it is in its best interests to provide for Keane’s separation from the Company under certain circumstances expected to occur in early 2021, in particular Keane’s separation from Nordson and its subsidiaries and affiliates in connection with the consummation of one or more transactions by which Nordson divests itself of all or part of the Xaloy businesses (such divestiture, the “Xaloy Sale” and such termination of employment, “Keane’s Separation”); and

WHEREAS, the Parties agree that it is in their best interests to memorialize certain terms of the Keane Separation, including certain terms providing for Keane to receive certain separation payments and benefits, as set forth in detail below, in connection with the Xaloy Sale and Keane’s Separation.

NOW, THEREFORE, for and in consideration of the promises, terms, conditions, agreements, and mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.Separation Date and Ongoing Duty to Cooperate.

The Parties agree that Keane will separate from Keane’s position as an Executive Vice President of Nordson on February 1, 2021 at 11:59 p.m. Central Time (the “Effective Date”) (the date of Keane’s Separation in this context, the “Separation Date”). The Parties also agree that, as of the Separation Date, Keane will resign from all other positions (including any directorships) Keane holds with, and as an employee of, Nordson and Nordson’s subsidiaries and affiliates, as applicable, and that Keane will promptly execute any documents and take any actions as may be necessary or reasonably requested by Nordson to effectuate or memorialize Keane’s termination from all positions with Nordson and its subsidiaries and affiliates.

Following the Separation Date, Keane will, without any additional compensation or any additional consideration, aside from the Separation Benefits described further below, respond to reasonable requests for information from Nordson regarding matters that may arise in Nordson’s business, provided that such requests do not unreasonably interfere with any professional responsibilities that Keane may have after the Separation Date. The Parties further agree that, following the Separation Date, Keane will reasonably cooperate with Nordson, its advisors and its legal counsel with respect to any litigation that is pending against Nordson and any claim or action that may be filed against Nordson in the future, provided that such cooperation does not unreasonably interfere with any professional responsibilities that Keane may have after the Separation Date. Such cooperation shall include making Keane available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to Nordson in preparing defenses to any pending or potential future claims against Nordson. Nordson agrees to (or to cause one of its affiliates to) pay/reimburse Keane for any approved travel expenses reasonably incurred as a

Exhibit 10.1
result of Keane’s cooperation with Nordson, with any such payments/reimbursements to be made in accordance with Nordson’s expense reimbursement policy as in effect from time to time.

2.Separation Benefits and Release of Claims.

In consideration for and contingent upon Keane (a) signing this Agreement prior to January 15, 2021, (b) signing, no earlier than the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), (c) returning the executed Release to Nordson no earlier than the Separation Date and no later than seven days following the Separation Date, and (d) letting the Release become effective as set forth in the Release, Keane will receive the following payments and benefits, all subject to applicable tax withholding (collectively, the “Separation Benefits”):
•A lump sum cash amount equal to $495,000, which is equivalent to one full year of Keane’s fiscal year 2021 base salary. Nordson will pay this amount to Keane as soon as practicable (but no later than 30 days) following the Separation Date;

•A lump sum cash amount equal in value to Keane’s annual cash incentive that would have been earned for fiscal year 2021, pro-rated based on the number of days that Keane is employed by Nordson during fiscal year 2021, and calculated on the basis of actual performance for the applicable performance objectives based solely on the Corporate metrics for the entire performance period for such annual cash incentive. Nordson will pay this amount to Keane on the same date that the annual cash incentive for fiscal year 2021 would have been paid if Keane’s employment was not terminated, but in any event not later than January 15, 2022;

•A lump sum cash amount equal to $37,000, which is equivalent to one year of COBRA coverage; Nordson will pay this amount to Keane as soon as practicable (but no later than 30 days) following the Effective Date;

•Executive-level outplacement services through a provider of the Company’s choice until the earlier of six months following the Separation Date and the date on which Keane becomes employed by a subsequent employer;

•Financial and tax planning services up to $5,000 per year for 2020 and 2021; and

•Keane’s service-based stock option awards (“Options”), service-based restricted share awards (“Restricted Shares”) and performance share awards (“Performance Shares”) outstanding under Nordson’s applicable equity plans (the “Equity Plans”) as of the Separation Date will be treated (including for payment timing purposes) as provided in the applicable Equity Plans and award agreements as if Keane’s Separation was a “full retirement” (rather than an “early retirement”), provided that any Options and Restricted Shares granted to Keane less than 12 months prior to the Separation Date will not be forfeited, but instead will be treated as if they were Options and Restricted Shares granted to Keane more than 12 months prior to the Separation Date (the vesting schedule for any such Options subject to such treatment will continue to run from the original grant date of such Options) (collectively, the “Equity Treatment”).

Exhibit 10.1
The Equity Treatment will be in full satisfaction of any amounts due to Keane under the Equity Plans. Keane acknowledges and agrees that the Separation Benefits (other than the treatment of the Performance Shares) do not constitute benefits to which Keane would otherwise be entitled as a result of Keane’s employment with Nordson, that such Separation Benefits would not be due unless Keane signs and does not revoke the Release, and that such Separation Benefits constitute fair and adequate consideration for Keane’s promises and covenants set forth in this Agreement and the Release.
With respect to the Restricted Shares awards referenced above, all applicable withholding requirements with respect thereto may be satisfied by retention by Nordson of a portion of the shares otherwise deliverable to Keane thereunder, with the shares so retained credited against such withholding requirement at the market value of such shares on the date of such delivery or vesting, provided that in no event will the market value of the shares to be so withheld exceed the minimum amount of taxes required to be withheld. A failure by Keane to execute and return the Release no later than seven days following the Separation Date will relieve Nordson of the obligation to pay or provide the enhanced Separation Benefits described in this Agreement.
3.Post-Employment Obligations.

a.Keane agrees not to use or disclose any Confidential Information following the Separation Date. “Confidential Information” means information possessed by Nordson, and all of its divisions, subsidiaries, affiliates, and predecessors, owned or controlled by Nordson anywhere in the world. Keane agrees not to use or disclose any Confidential Information about Nordson and its business activities not generally known which is used or is useful in the conduct of Nordson's business, or which confers or tends to confer a competitive advantage over one who does not possess the information. Confidential Information includes trade secrets, know-how, information about existing, new or envisioned Nordson products and processes and their development and performance, any scientific, engineering, or technical information, computer software and firmware, business and financial information, unpublished lists of names, and information relating to manufacturing, purchasing, inventories, data processing, personnel, marketing, sales, pricing, costs and quotations. Confidential Information also includes information received by Nordson from others which Nordson has an obligation to treat as confidential. Keane understands that this provision shall continue to bind Keane only so long as such information remains Confidential Information.

b.Notwithstanding the above obligations, and under the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), Keane understands that Keane will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, under the DTSA, Keane understands that if Keane files a lawsuit for retaliation for reporting a suspected violation of law, Keane may disclose the trade secret to Keane’s attorney and use the trade secret information in the court proceeding, so long as Keane files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Exhibit 10.1
c.Keane further agrees to return to Nordson on or near the Separation Date, in reasonably good condition, all things and documents containing Confidential Information including copies thereof in Keane’s possession, whether made by Keane or others.

d.Keane agrees that, for a period of one year immediately following the Separation Date, Keane will not, either as principal, agent, consultant, employee or otherwise, render services similar to those Keane rendered to Nordson on behalf of any person, to any of the following companies:

Atlas Copco
Carlisle Fluid Technologies
Fisnar, an Ellsworth Adhesives company
Graco Inc.
ITW Dynatec
ITW EAE
Loctite, a division of Henkel
Maag Group, a Dover company
PVA
Robatech AG
Techon, an OK International company
Valco Cincinnati Consumer Products, Inc.
Valco Melton
Wagner International AG, J. Wagner GmbH, Reinhardt-Technik GmbH, and WALTHER Spritz-und Lackiersysteme GmbH

e.             Keane agrees that, for a period of one year immediately following the Separation Date, Keane will not directly or indirectly, solicit away from Nordson, any person or entity that:
i.is or was a customer of Nordson at any time during the one-year period immediately preceding the Separation Date, and with whom Keane dealt directly or indirectly, and/or about whom Keane had access to Confidential Information, during that same one-year period; and/or

ii.has been actively pursued as a prospective customer of Nordson at any time during the one-year period immediately preceding the Separation Date, and with whom Keane dealt, directly or indirectly, and/or about whom Keane had access to Confidential Information, during that same one-year period, and in respect of whom Nordson has not determined to cease all such pursuit; and/or

iii.is or was an officer, director, employee, independent contractor or agent of Nordson at any time during the one-year period immediately preceding the Separation Date.

4.Acknowledgments.

Keane agrees that: (a) Keane has been properly paid for all hours worked; (b) Keane has not suffered any on-the-job injury for which Keane has not already filed a claim; and (c) Keane has been properly provided any needed military, family or medical leaves of absence and

Exhibit 10.1
that Keane has not been subjected to any improper treatment, conduct or actions due to or related to any request for, or taking of, any such leave of absence. No Nordson policy or individual agreement between Nordson and Keane shall prevent Keane from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding Nordson’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Nordson nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. By executing this Agreement Keane represents that, as of the date Keane signs this Agreement, no claims, lawsuits, or charges have been filed by Keane or on Keane’s behalf against Nordson or any of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives. Nordson agrees that this Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which Keane is entitled from Nordson or its insurers under Nordson’s certificate of incorporation, by-laws, or other corporate governing law or instruments.

5.Return of Company Property.

On or near the Separation Date, Keane agrees to return to Nordson in reasonable working order all Nordson property in Keane’s possession or control, including without limitation all records, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of Nordson, which records, files, documents and programs may constitute proprietary information belonging solely to Nordson. Keane may not retain copies of any such records, files, documents or programs, and hereby relinquishes and assigns to Nordson, as applicable, any and all rights, if any, that Keane may have in any such records, files, documents or programs. It is understood and agreed that deletions of Nordson data on computers and hard drives is considered destruction of Nordson property and therefore all data must remain and/or be returned intact to Nordson.

6.Non-Disparagement.
The Parties agree that they will not make or cause to be made any statements or communications that reasonably may have the effect of disparaging, or of diminishing or damaging the goodwill and reputation, of the other or any of the releasees described in the Release.
7.Tax Matters.
By signing this Agreement, Keane acknowledges that Keane will be solely responsible for any taxes that may be imposed on Keane as a result of the Separation Benefits, all amounts payable to Keane under this Agreement will be subject to applicable tax withholding by Nordson, and Nordson has not made any representations or guarantees regarding the tax result for Keane with respect to any income recognized by Keane in connection with this Agreement or the Separation Benefits.
8.Not an Acknowledgment of Wrongdoing.

Exhibit 10.1
Nothing in this Agreement is intended to mean that either of the Parties has engaged in any wrongdoing or unlawful conduct.

9.Acceptance.
a.This Agreement is important. To be certain that this Agreement will resolve any and all concerns that Keane might have, Nordson requests that Keane carefully consider its terms, including the Release, before signing it. If the Parties agree to the terms of this Agreement, the Parties should sign in the applicable space below where their agreement is indicated. The payments and benefits specified in this Agreement are contingent on Keane (i) signing this Agreement and (ii) signing and returning to Nordson the Release no earlier than the Separation Date and no later than seven calendar days following the Separation Date, and not revoking the Release.

b.Keane represents that Keane has read carefully and fully understands the terms of this Agreement, and that Keane has been advised by Nordson to consult with an attorney (as well as any other professional whose advice Keane values, such as an accountant or financial advisor) before signing this Agreement.
c.By signing this Agreement, Keane acknowledges that Keane is doing so freely, knowingly and voluntarily. Keane acknowledges that in signing this Agreement Keane has relied only on the promises written in this Agreement and not on any other promise made by the releasees described in the Release, Nordson or any past, present or future parents, subsidiaries or affiliates of Nordson (collectively, the “Nordson Companies”). This Agreement and the Release contain the entire agreement between Nordson, other Nordson Companies and Keane regarding Keane’s separation from Nordson.
10.Revocation and Effective Date.
For a period of seven (7) days following Keane’s execution of this Agreement, Keane may revoke this Agreement, provided Keane does so in writing. This Agreement shall not become effective until this seven (7) day revocation period has expired. Any such revocation letter must be addressed to Executive Vice President, Human Resources, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.
11.Miscellaneous.
a.Each term of this Agreement is contractual and not merely a recital.
b.This Agreement may be executed in multiple counterparts, each of which shall be fully effective as an original, but which together shall constitute one instrument.
c.This Agreement and the Equity Plans and equity award agreements referenced herein contain all of the representations and warranties, express and implied, oral and written, of the Parties hereto, and the entire understanding and agreement between and among the Parties hereto with respect to the subject matter hereof. No other agreements, covenants, representations, or warranties, express or implied, oral or written, have been made by any Party

Exhibit 10.1
with respect to the subject matter of this Agreement. All prior contemporaneous conversations, negotiations, proposed agreements, representations, covenants, and warranties with respect to the subject matter of this Agreement are merged herein, waived, superseded, and replaced in total by this Agreement. This is an integrated Agreement. It may not be altered or modified except by a writing signed by all Parties in interest at the time of the alteration or modification.
d.Each of the Parties agrees to execute all documents and take all such further action as may be necessary to evidence and effect the provisions of this Agreement.
e.If any provision of this Agreement or the Release is held to be unlawful or invalid by a court of competent jurisdiction, such provision shall be severed and deleted and neither such provision nor its severance and deletion shall affect the validity of the remaining provisions; provided, however, that to the extent that any provision in this Agreement or the Release could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.
f.This Agreement shall be considered to be jointly drafted by the Parties hereto and shall not be construed against any Party.
g.This Agreement will be governed by the laws of the State of Ohio. To the extent, however, federal law preempts state law, it shall in all respects be interpreted, enforced, and governed under federal law. For the adjudication of any dispute related to this Agreement or its subject matter, the Parties consent to the exclusive jurisdiction of any state and/or federal court within the State of Ohio, and they agree to bring any such claims within such courts.
h.This Agreement shall continue perpetually and shall be binding upon and inure to the benefit of the Parties, their heirs, officers, directors, employees, representatives, agents, parents, affiliates, subsidiaries, predecessors, successors, related companies, assigns, and all other persons, firms and corporations with any interest therein.
i.The Parties agree that neither the waiver by any Party of a breach of or default under any of the provisions of this Agreement, nor the failure of any party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.
WHEREFORE, the Parties have executed this Agreement or have caused this Agreement to be executed on their behalf by the signatures of duly authorized representatives.
JOHN J. KEANE                On behalf of NORDSON CORPORATION

/s/ John J. Keane                /s/ Shelly Peet
John J. Keane                    Shelly Peet, EVP, Human Resources

Date: January 8, 2021            Date: January 8, 2021

Exhibit 10.1
Exhibit A

Release

    This Release is between Nordson Corporation (“Nordson”) and John J. Keane (“Executive”), in consideration of certain benefits provided to Executive and to be received by Executive from Nordson as described in the Separation Agreement and Release between Nordson and Executive dated as of the applicable date referenced therein (the “Separation Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.

By signing this Release, Executive and Nordson hereby agree as follows:

1.    Claims Released.

Executive, for Executive and on behalf of anyone claiming through Executive including each and all of Executive’s legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Executive Releasors”), does hereby fully, finally and forever release, absolve and discharge Nordson and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Nordson Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Executive Releasors (or any of them) now have, have ever had, or may have against Nordson Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which Executive signs this Release, including, without limitation: (a) all claims arising out of or in any way relating to Executive’s employment with or separation of employment from Nordson or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in Nordson Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by Executive or on Executive’s behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, The Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment

Exhibit 10.1
Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, and the Genetic Information Nondiscrimination Act.

2.    Scope of Release.

Nothing in this Release (a) shall release Nordson from any of its obligations set forth in the Separation Agreement or any claim that by law is non-waivable, (b) shall release Nordson from any obligation to defend and/or indemnify Executive against any third party claims arising out of any action or inaction by Executive during the time of Executive’s employment and within the scope of Executive’s duties with Nordson to the extent Executive has any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by Nordson’s director & officer liability insurance or (c) shall affect Executive’s right to file a claim for workers’ compensation or unemployment insurance benefits.

Executive further acknowledges that by signing this Release, Executive does not waive the right to file a charge against Nordson with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or any comparable state or local agency. However, Executive waives and releases, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge Executive or others may file, including without limitation any costs, expenses or attorneys’ fees. Executive understands that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, Executive will not give up Executive’s right to any benefits to which Executive is entitled under any retirement plan of Nordson that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or Executive’s rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

By executing this Release Executive represents that, as of the date Executive signs this Release, no claims, lawsuits, grievances, or charges have been filed by Executive or on Executive’s behalf against Nordson Released Parties.

3.    Knowing and Voluntary ADEA Waiver.

In compliance with the requirements of the OWBPA, Executive acknowledges by Executive’s signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, Executive specifically acknowledges and agrees as follows: (a) Executive has read and understands the terms of this Release; (b) Executive has been advised and hereby is advised, and has had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by Executive; (d) Executive is releasing Nordson and the other Company Released Parties from, among other things, any claims that Executive may have against them pursuant to the ADEA; (e) the releases contained in this Release do not cover rights or claims that may arise after Executive signs this Release; (f) Executive will receive valuable consideration in exchange for the Release other than amounts Executive would otherwise be entitled to receive; (g) Executive has been given a period of at least 21 days in which to consider and execute this Release (although Executive may elect not to use the full consideration period at Executive’s option); (h) Executive may revoke this Release during the seven-day period following the date on which Executive signs this Release,

Exhibit 10.1
and this Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to Nordson c/o Executive Vice President, Human Resources, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145, prior to the expiration of such seven-day revocation period. If Executive revokes this Release within such seven-day revocation period, it shall be null and void.

4.    Reaffirmation of Restrictive Covenants.

Executive agrees to and reaffirms Executive’s restrictive covenant obligations as outlined in the Separation Agreement (“Restrictive Covenants”) and acknowledges that the Restrictive Covenants remain in full force and effect.

5.    Entire Agreement.

This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement between Executive and Nordson and take priority over any other written or oral understanding or agreement that may have existed in the past. Executive acknowledges that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Executive and Nordson.

I agree to the terms and conditions set forth in this Release.

/s/ John J. Keane

Date: February 1, 2021